Exhibit 23.5
CONSENT OF T.R. RAPONI CONSULTING LTD
In connection with the i-80 Gold Corp. Annual Report on Form 10-K for the year ended December 31, 2025 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 10-K”), the undersigned consents to:
i.the use of the technical report summary titled S-K 1300 Initial Assessment & Technical Report Summary, Granite Creek Mine, Humboldt County, Nevada” dated the 27th day of March 2025, with an effective date of December 31, 2024 (the “Granite Creek Mine 1300 Report”) as referenced in the Form 10-K;
ii.the use of and reference to their name, including their status as an expert or “qualified person”, (as described in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the “Granite Creek Mine 1300 Report”, Form 10-K, the Registration Statement on Form S-8 (File No. 333-280725) (the “Form S-8 Registration Statement”) and the Registration Statements on Form S-3, as amended and supplemented (File Nos. 333-286531 and 333-287243) (together with the Form S-8 Registration Statement, “Registration Statements”); and
iii.any extracts or summaries of the “Granite Creek Mine 1300 Report” included or incorporated by reference in the Form 10-K and the use of any information derived, summarized, quoted or referenced from the “Granite Creek Mine 1300 Report”, or portions thereof, that was prepared by them, that they supervised the preparation of, and/or that was reviewed and approved by them, that is included or incorporated by reference in the Form 10-K and which is incorporated by reference in the Registration Statements.
Date: February 19, 2026
T.R. Raponi Consulting Ltd.

By:	/s/ Robert Raponi
Name:	Robert Raponi